UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2014 (June 30, 2014)

CHINA TELETECH HOLDING, INC.

(Exact name of registrant as specified in its charter)

Florida	333-130937	59-3565377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Corporation Service Company 1201 Hays Street Tallahassee, FL
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (850) 521-1000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01     Entry into a Material Definitive Agreement

On June 30, 2014, China Teletech Holding, Inc. (the “Company”) entered into a cooperation agreement (the “Agreement”) with Shenzhen Jinke Energy Development Co., Ltd. (“SJD”). Pursuant to the Agreement, the Company will purchase, in an aggregate, 51% of all the assets of SJD, with purchase price to be paid in two installments as follows: (i) the Company will issue to SJD 20 million shares (the “First Stock Issuance”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in exchange for the 16% of all the assets of SJD, and (ii) the Company will, upon completion of a financing, purchase the additional 35% of the assets of SJD in consideration of (x) such amount of the shares of Common Stock to be issued to SJD as proportionate to the First Stock Issuance (approximately 43.75 million shares, the “Second Stock Issuance”), or (y) such amount of cash as equivalent to the fair market value of the Second Stock Issuance, in both cases, subject to adjustment based on result of the due diligence.

The Agreement also contains customary representation and warranties of the Company and SJD. The Agreement is filed as Exhibits 10.1 to this Current Report on Form 8-K and such documents are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Cooperation Agreement, dated as of June 30, 2014, by and among the Company and Shenzhen Jinke Energy Development Co., Ltd..

Exhibit List

Exhibit No.	Description

10.1	Cooperation Agreement, dated as of June 30, 2014, by and among the Company and Shenzhen Jinke Energy Development Co., Ltd..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 8, 2014

CHINA TELETECH HOLDING, INC.

By:	/s/ Yankuan Li
Yankuan Li Chief Executive Officer